AMENDMENT TO DECLARATION OF TRUST
                        ---------------------------------

     The name of the Trust is hereby amended to be FIRSTHAND FUNDS. In addition, the Declaration of Trust is further amended as follows:

1.   The Caption is amended to read:

     DECLARATION OF TRUST OF FIRSTHAND FUNDS

2.   The adopting resolution under the Caption is amended to read:

     This DECLARATION OF TRUST of FIRSTHAND FUNDS is made on this eleventh day of November, 1993 by the parties signatory hereto, as trustees.

3.   Article I Section 1.1, is amended as follows:

     Section 1.1. Name. The name of the trust created hereby (the "Trust"), shall be "Firsthand Funds," and so far as may be practicable, the Trustees shall conduct the Trust's activities, execute all documents, and sue or be sued under that name. This name (and the word "Trust" as used hereinafter) shall not refer to the Trustees in their individual capacities, or to the officers, agents, employees, or holders of interest in the Trust.


                                                   Effective: February 14, 1998.